As filed with the Securities and Exchange Commission on April 1, 2019

Registration No. 333-210687

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_______________________

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

____________________

NATIONAL COMMERCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-8627710 (I.R.S. Employer Identification No.)
600 Luckie Drive, Suite 350 Birmingham, AL 35223 (205) 313-8100 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Beth S. DeSimone

Senior Vice President and General Counsel

CenterState Bank Corporation

1101 First Street South

Winter Haven, Florida 33880

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:   ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

National Commerce Corporation, a Delaware corporation (the “Registrant”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the following Registration Statement on Form S-3 (the “Registration Statement”), which has been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof:

Registration No. 333-210687, initially filed with the SEC on April 11, 2016, as subsequently amended on May 2, 2016, registering an indeterminate amount of the Registrant’s common stock, par value $0.01 per share, preferred stock, par value $0.01 per share, debt securities, warrants, depository shares, subscription rights, stock purchase contracts, stock purchase units, and units in an initial aggregate offering price of up to $100,000,000.

On April 1, 2019, pursuant to that certain Agreement and Plan of Merger, dated as of November 23, 2018, between the Registrant and CenterState Bank Corporation (“CenterState”), the Registrant merged with and into CenterState, with CenterState surviving such merger (the “Merger”), and the Registrant’s wholly owned subsidiary bank, National Bank of Commerce, merged with and into CenterState’s wholly owned subsidiary bank, CenterState Bank, N.A., immediately following the Merger.  This Post-Effective Amendment is being filed as a result of the Merger. The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.  This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winter Haven, State of Florida, on the 1st day of April, 2019.

CENTERSTATE BANK CORPORATION,
as successor by merger to National Commerce Corporation

By:	/s/ Jennifer L. Idell
Jennifer L. Idell
Its Executive Vice President and Chief Administrative Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.